Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Washington Federal, Inc. of our report dated February 22, 2023, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Luther Burbank Corporation for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus.

/s/ Crowe LLP

Sacramento, California

March 24, 2023